EXHIBIT 99.1

PRESS RELEASE ISSUED APRIL 19, 2010

SERVISFIRST BANCSHARES, INC.
REPORTS RECORD FIRST QUARTER 2010

Birmingham, Ala. – (PR Newswire) – April 19, 2010 – ServisFirst Bancshares, Inc. today reported earnings for the quarter ending March 31, 2010.

First Quarter 2010 Highlights:

▪	First quarter record net income of $4,013,000, a 457% increase year/year and a 102% increase over fourth quarter 2009.
▪	Deposit growth of 20% year/ year
▪	18 consecutive quarters of profitability
▪	Completed the sale of $15 million mandatory convertible trust preferred securities, which was 100% oversubscribed

Thomas A. Broughton III, President and CEO, stated, “We are very pleased with our profitability in the first quarter, which we feel validates our business model as we approach the fifth anniversary of ServisFirst Bank.” CFO Bud Foshee said, “These record results place us among the top performing banks in the Southeast, and we continue to see improvement in the economic climate in our four regions of Alabama. We will continue to focus on maintaining the strength of our balance sheet.” Foshee added, “Due to our financial strength, we expect to continue to benefit from a ‘flight to quality’ by new clients.”

ABOUT SERVISFIRST:
ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary ServisFirst Bank, ServisFirst provides business and personal financial services through locations in Birmingham, Huntsville, Montgomery and Dothan, Alabama.

ServisFirst files periodic reports with the U.S. Securities and Exchange Commission (SEC).  Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbancshares.com.

Statements in this press release that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  The words "believe," "expect," "anticipate," "project," “plan,”, “intend,” “will,” “would,” “might” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. ServisFirst Bancshares, Inc. cautions that such forward-looking statements, wherever they occur in this press release or in other statements attributable to ServisFirst Bancshares, Inc., are necessarily estimates reflecting the judgment of ServisFirst Bancshares, Inc.’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.  Such forward-looking statements should, therefore, be considered in light of various factors that could affect the accuracy of such forward-looking statements, including: general economic conditions, especially in the credit markets and in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in our loan portfolio and the deposit base, possible changes in laws and regulations and governmental monetary and fiscal policies, including, but not limited to, economic stimulus initiatives and so-called “bailout” initiatives; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the creditworthiness of customers and the possible impairment of the collectibility of loans and the value of collateral; the effect of natural disasters, such as hurricanes, in our geographic markets; and increased competition from both banks and non-bank financial institutions.  The foregoing list of factors is not exhaustive. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Risk Factors” in our most recent Annual Report on Form 10-K and our other SEC filings. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained herein. Accordingly, you should not place undue reliance on any forward-looking statements, which speak only as of the date made.  ServisFirst Bancshares, Inc. assumes no obligation to update or revise any forward-looking statements that are made from time to time.

More information about ServisFirst Bancshares may be obtained over the internet at www.servisfirstbancshares.com or by calling (205) 949-0302.

Contact: ServisFirst Bank
Bud Foshee (205) 949-0307
BFoshee@servisfirstbank.com

SERVISFIRST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except shares and per share data)

	Three Months Ended
	March 31,	March 31,	December 31,
	2010	2009	2009
	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$18,502	$13,937	$17,190
Total interest expense	3,596	4,891	4,320
Net interest income before provision	14,906	9,046	12,870
Provision for loan losses	2,712	2,460	2,408
Net interest income after provision for loan losses	12,194	6,586	10,462
Total noninterest income	1,132	919	1,244

Salaries and employee benefits	3,482	3,367	3,227
Other noninterest expense	3,776	3,065	5,416
Total noninterest expense	7,258	6,432	8,643
Income before taxes	6,068	1,073	3,063
Income taxes	2,055	352	1,072
Net income	$4,013	$721	$1,991

Basic earnings per share	$0.73	$0.13	$0.36
Diluted earnings per share	$0.68	$0.13	$0.34
Average basic shares	5,513,482	5,401,914	5,513,482
Average fully diluted shares	5,901,778	5,689,409	5,828,820

SERVISFIRST BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,	March 31,
	2010	2009	2009
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$25,762	$75,526	$18,944
Investment securities	234,120	256,098	105,260
Restricted equity securities	3,510	3,241	3,241
Federal funds sold and other investments	110	680	88,751
Mortgage loans held for sale	4,521	6,202	5,785

Loans	1,235,504	1,207,084	1,023,893
Reserve for loan losses	(15,671)	(14,911)	(12,412)
Net loans	1,219,833	1,192,173	1,011,481
Foreclosed real estate	12,344	12,525	8,088
Other assets	27,364	27,052	14,012
Total assets	$1,527,564	$1,573,497	$1,255,562

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Noninterest-bearing	$174,068	$211,307	$122,643
Interest-bearing	1,176,492	1,221,048	1,004,504
Total deposits	1,350,560	1,432,355	1,127,147
Borrowings	72,589	40,150	35,123
Interest payable	937	1,026	1,150
Other liabilities	1,444	2,344	916
Total liabilities	1,425,530	1,475,875	1,164,336

Stockholders' equity	102,034	97,622	91,226
Total liabilities and stockholders' equity	$1,527,564	$1,573,497	$1,255,562

SERVISFIRST BANCSHARES, INC.
Key Ratios

	Three Months Ended
	March 31,	March 31,	December 31,
	2010	2009	2009
	(Unaudited)	(Unaudited)	(Unaudited)
Return on average assets	1.06%	0.25%	0.50%
Return on average equity	16.24%	3.27%	8.06%
Net interest margin (fully tax equivalent)	4.14%	3.21%	3.33%
Efficiency ratio	45.26%	64.55%	61.24%

	3/31/2010	3/31/2009	12/31/2009
	(Unaudited)	(Unaudited)	(Audited)
Book value per share	$18.51	$16.55	$17.71
Tangible book value per share	$18.51	$16.55	$17.71
% of reserve for loan losses to total loans	1.27%	1.21%	1.24%
Nonperforming assets to total loans plus foreclosed real estate	2.02%	2.25%	2.03%